UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Oatly Group AB

(Name of Issuer)

Ordinary shares, par value $0.00018 (SEK 0.0015) per share

(Title of Class of Securities)

67421J108**

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s American Depositary Shares, evidenced by American Depositary Receipts, each representing one ordinary share of the Issuer.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67421J108

1	NAMES OF REPORTING PERSONS BXG Redhawk S.à r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 39,402,666
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 39,402,666
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,402,666
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 67421J108

1	NAMES OF REPORTING PERSONS BXG SPV ESC (CYM) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 375,516
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 375,516
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 375,516
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 67421J108

1	NAMES OF REPORTING PERSONS BXG Redhawk Holdings (CYM) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 39,402,666
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 39,402,666

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,402,666
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 67421J108

1	NAMES OF REPORTING PERSONS BXG Holdings Manager L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 39,402,666
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 39,402,666

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,402,666
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 67421J108

1	NAMES OF REPORTING PERSONS Blackstone Growth Associates L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 39,402,666
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 39,402,666

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,402,666
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 67421J108

1	NAMES OF REPORTING PERSONS BXGA L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 39,402,666
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 39,402,666
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,402,666
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 67421J108

1	NAMES OF REPORTING PERSONS BXG Side-by-Side GP L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 375,516
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 375,516
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 375,516
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 67421J108

1	NAMES OF REPORTING PERSONS Blackstone Holdings II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 39,778,182
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 39,778,182
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,778,182
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 67421J108

1	NAMES OF REPORTING PERSONS Blackstone Holdings I/II GP L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 39,778,182
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 39,778,182
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,778,182
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 67421J108

1	NAMES OF REPORTING PERSONS Blackstone Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 39,778,182
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 39,778,182
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,778,182
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 67421J108

1	NAMES OF REPORTING PERSONS Blackstone Group Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 39,778,182
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 39,778,182
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,778,182
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 67421J108

1	NAMES OF REPORTING PERSONS Stephen A. Schwarzman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 39,778,182
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 39,778,182
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,778,182
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

Item 1(a).	Name of Issuer

Oatly Group AB (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Office

Jagaregatan 4

211 19 Malmö

Sweden

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	BXG Redhawk S.à r.l.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Luxembourg

(ii)	BXG SPV ESC (CYM) L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(iii)	BXG Redhawk Holdings (CYM) L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(iv)	BXG Holdings Manager L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v)	Blackstone Growth Associates L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	BXGA L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	BXG Side-by-Side GP L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	Blackstone Holdings II L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	Blackstone Holdings I/II GP L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	Blackstone Group Management L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	Stephen A. Schwarzman

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: United States

BXG Redhawk S.à r.l. directly holds 39,402,666 Ordinary Shares (as defined below) and BXG SPV ESC (CYM) L.P. directly holds 375,516 Ordinary Shares (together, the “Blackstone Funds”).

BXG Redhawk S.à r.l. is controlled by BXG Redhawk Holdings (CYM) L.P., the general partner of which is BXG Holdings Manager L.L.C. Blackstone Growth Associates L.P. is the managing member of BXG Holdings Manager L.L.C and BXGA L.L.C. is the general partner of Blackstone Growth Associates L.P. Blackstone Holdings II L.P. is the managing member of BXGA L.L.C. The general partner of BXG SPV ESC (CYM) L.P. is BXG Side-by-Side GP L.L.C. Blackstone Holdings II L.P. is the sole member of BXG Side-by-Side GP L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P.

Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Ordinary Shares beneficially owned by each of BXG Redhawk S.à r.l. and BXG SPV ESC (CYM) L.P. but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than BXG Redhawk S.à r.l. and BXG SPV ESC (CYM) L.P.) is the beneficial owner of the Ordinary Shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities

Ordinary shares, par value $0.00018 (SEK 0.0015) per share (the “Ordinary Shares”) represented by American Depositary Shares, evidenced by American Depositary Receipts, each representing one Ordinary Share.

Item 2(e).	CUSIP Number

67421J108 This CUSIP applies to the American Depositary Shares, evidenced by American Depositary Receipts, each representing one Ordinary Share. No CUSIP has been assigned to the Ordinary Shares.

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership

(a)	Amount beneficially owned:

Calculation of the percentage of Ordinary Shares beneficially owned is based on 592,164,000 Ordinary Shares outstanding as of September 30, 2022, as set forth in the Form 6-K filed by the Issuer with the Securities and Exchange Commission on November 14, 2022.

Each of the Reporting Persons may be deemed to be the beneficial owner of the Ordinary Shares listed on such Reporting Person’s cover page. BXG Redhawk S.à r.l. directly holds 39,402,666 Ordinary Shares and BXG SPV ESC (CYM) L.P. directly holds 375,516 Ordinary Shares.

(b)	Percent of class:

Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of Ordinary Shares listed on such Reporting Person’s cover page.

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2023

BXG REDHAWK S.À R.L.

Class A Manager

By:	/s/ John Sutherland
Name:	John Sutherland
Title:	Authorized Signatory

Class B Managers

By:	/s/ Romain Jay
Name:	Romain Jay
Title:	Authorized Signatory

Blackstone Capital Partners Holdings Director L.L.C.

By:	/s/ Omar Rehman
Name:	Omar Rehman
Title:	Chief Compliance Officer and Secretary

BXG SPV ESC (CYM) L.P.
By BXG Side-by-Side GP L.L.C., its general partner

By:	/s/ Joshua Shapiro
Name:	Joshua Shapiro
Title:	Chief Compliance Officer and Secretary

BXG REDHAWK HOLDINGS (CYM) L.P.
By BXG Holdings Manager L.L.C., its general partner

By:	/s/ Joshua Shapiro
Name:	Joshua Shapiro
Title:	Chief Compliance Officer and Secretary

BXG HOLDINGS MANAGER L.L.C.

By:	/s/ Joshua Shapiro
Name:	Joshua Shapiro
Title:	Chief Compliance Officer and Secretary

BLACKSTONE GROWTH ASSOCIATES L.P.
By: Blackstone Growth Associates L.P., its general partner
By BXGA L.L.C., its general partner

By:	/s/ Joshua Shapiro
Name:	Joshua Shapiro
Title:	Chief Compliance Officer and Secretary

BXGA L.L.C.

By:	/s/ Joshua Shapiro
Name:	Joshua Shapiro
Title:	Chief Compliance Officer and Secretary

BXG SIDE-BY-SIDE GP L.L.C.

By:	/s/Joshua Shapiro
Name:	Joshua Shapiro
Title:	Chief Compliance Officer and Secretary

BLACKSTONE HOLDINGS II L.P.
By Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS I/II GP L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE INC.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman